Exhibit 8.4

Jones Day

51 Louisiana Avenue, N.W.

Washington, D.C. 20001-2113

March 28, 2011

sanofi-aventis

174 avenue de France

75013 Paris, France

Re:	$1,000,000,000 Floating Rate Notes due 2012
$1,000,000,000 Floating Rate Notes due 2013
$750,000,000 Floating Rate Notes due 2014
$750,000,000 1.625% Notes due 2014
$1,500,000,000 2.625% Notes due 2016
$2,000,000,000 4.000% Notes due 2021

(hereinafter, collectively referred to as the “Notes”) issued by sanofi-aventis.

Ladies and Gentlemen:

We have acted as special United States federal income tax counsel for sanofi-aventis, a French société anonyme (the “Company”), in connection with the issuance and sale by the Company of the Notes referred to above, pursuant to the Underwriting Agreement dated March 22, 2011 (the “Underwriting Agreement”), by and among the Company, and BNP Paribas Securities Corp., J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, SG Americas Securities, LLC, as Representatives of the Underwriters listed in Schedule 1 to the Underwriting Agreement. The Notes will be issued pursuant to an indenture (the “Indenture”), to be entered into by and between the Company and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The issuance of the Notes is discussed in the prospectus supplement dated March 22, 2011 (the “Prospectus Supplement”), which supplements the prospectus dated March 15, 2010 (the “Base Prospectus”) and was filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2011 pursuant to Rule 424(b)(5). The Base Prospectus and the Prospectus Supplement form part of the Company’s Registration Statement on Form F-3 filed with the SEC on March 15, 2010 (Registration No. 333-165472) (the “Registration Statement”), pursuant to the Securities Act of 1933 (the “Securities Act”).

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion, including, without limitation, the Registration Statement, the Base Prospectus, the Prospectus Supplement and the form of Indenture. All capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed, without independent investigation or verification of any kind, that all parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed, without independent investigation or verification of any kind, the due authorization by all requisite action, corporate or other, and the valid execution and delivery, by such parties of such documents and the validity and binding effect thereof on such parties.

As to any facts material to this opinion which we did not independently establish or verify, we have relied on oral or written statements and representations of officers and other representatives of the Company. We have assumed that any draft of documents reviewed by us would have been executed in substantially the form reviewed by us. Our opinion is conditioned on the initial and continuing accuracy of all the facts, information, analyses, statements, representations and assumptions referred to herein.

Our opinion is based on the US Internal Revenue Code of 1986, as amended, Treasury Department regulations issued thereunder, judicial decisions, published rulings of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to differing interpretations or change at any time, possibly with retroactive effect. A change in the authorities on which our opinion is based could affect the conclusions expressed herein. There can be no assurance, moreover, that our opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based on the facts and assumptions and subject to the limitations set forth herein and in the Registration Statement and Prospectus Supplement, it is the opinion of Jones Day that the statements contained in the Prospectus Supplement under the caption “Taxation – United States Taxation”, which supersede the information contained in the Base Prospectus under the caption “Taxation - United States Taxation”, insofar as such statements purport to summarize legal matters referred to therein, present fair summaries of the material US Federal income tax consequences of an investment in the Notes.

We hereby consent to the filing of this opinion as Exhibit 8.4 to the Current Report on Form 6-K filed by the Company and incorporated by reference into the Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Jones Day